Exhibit 23.3
Consent of Independent Auditors
The Board of Directors
Voestalpine Tubulars GmbH & Co KG
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84958, 333-38020, 333-34746 and 333-121331 respectively) of Grant Prideco, Inc. of our report dated September 25, 2006, with respect to the balance sheets of voestalpine Tubulars GmbH & Co KG as of March 31, 2006 and 2005, and the related statements of income for each of the years in the three year period ended March 31, 2006, which report appears in Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2005 of Grant Prideco, Inc. Our report refers to a change in accounting principle relating to employee benefits.
Vienna, Austria
September 28, 2006
KPMG
Wirtschaftsprüfungs- und Steuerberatungs
GmbH
/s/ Mag. Helmut Kerschbaumer   /s/ Lieve Van Utterbeeck
Wirtschaftsprüfer und Steuerberater
(Austrian Chartered Accountants)